February 26, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Strategic Partners Equity
Fund, Inc. (formerly
Prudential Equity Fund, Inc.) (copy attached), which we understand will be filed with the
Commission, pursuant to Item 77K of Form N-SAR dated
February 26, 2004.  We agree with
the statements concerning our Firm in such Item 77K.

Yours very truly,



PricewaterhouseCoopers LLP